Exhibit 99.1

FOR IMMEDIATE RELEASE August 30, 2007 Contacts: Eric Hardgrove (614) 677-8516 hardgre@nationwide.com

Nationwide CFO Bob Rosholt Announces Retirement

Larry Hilsheimer named new Nationwide Mutual CFO

Columbus, Ohio — Nationwide Mutual Insurance Company executive vice president and chief financial officer Robert A. Rosholt has announced his plans to retire next year. Larry Hilsheimer, partner at Deloitte & Touche USA LLP, and managing partner of Deloitte’s Columbus office, has been named as Rosholt’s replacement.

“Bob Rosholt has been a tremendous asset to Nationwide, and his leadership will be missed,” Nationwide Chief Executive Officer Jerry Jurgensen said. “He and I have worked closely together for many years. His passion for results and his strategic vision have made a significant contribution to the entire Nationwide organization.” Rosholt will continue to serve as an advisor on various key initiatives, Jurgensen added.

Since joining Nationwide in 2002, Rosholt has overseen financial operations, investments and corporate strategy for the Nationwide family of companies, including Nationwide Financial Services. He previously served as executive vice president for Aon, where he was responsible for the company’s risk services unit, e-business initiatives, corporate marketing and communications, strategic sourcing and strategic investments. Prior to that, he served as chief financial officer for Bank One Corporation.

Mr. Hilsheimer, who will join Nationwide in October, has held numerous positions as a partner at Deloitte & Touche USA LLP, including Columbus office managing partner, vice chairman and regional managing partner. He also is a member of the Board of Directors of the Deloitte Foundation. In these various roles, he has been a key participant in the development of Deloitte’s market strategy.

Hilsheimer has also held many community roles including immediate past chair of Columbus Chamber of Commerce, Treasurer of Children’s Hospital Boards of Trustees and membership on the Board of the Center for Child and Family Advocacy and Battelle for Kids. Larry is a certified public accountant and attorney with a degree in business administration from The Ohio State University and a juris doctor degree from Capital University.

“Larry’s breadth of experience in finance and strategy will enable us to build on the positive momentum we’ve developed at Nationwide over the past five years and help us continue to build a best-of-class finance function,” Jurgensen said.

Nationwide, based in Columbus, Ohio, is one of the largest diversified insurance and financial services organizations in the world, with more than $160 billion in assets. Nationwide ranks #104 on the Fortune 500 list. The company provides a full range of insurance and financial services, including auto, motorcycle, boat, homeowners, life, commercial insurance, administrative services, annuities, mortgages, mutual funds, pensions, long-term savings plans and health and productivity services. For more information, visit www.nationwide.com.

Nationwide, the Nationwide Framemark and On Your Side are federally registered service marks of Nationwide Mutual Insurance Company.

Investments • Retirement • Insurance	One Nationwide Plaza Columbus, OH 43215-2220 nationwide.com